U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ X ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[   ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

LENZ              RANDOLPH                     W.
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   (Last)               (First)                 (Middle)

30 Compass Point
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                                    (Street)

  Fort Lauderdale           FL                    33308
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


  TEREX CORPORATION (TEX)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

 December 1999
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)

                                              * 5% owner through portion of 1999

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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


Common Stock par value $.01/share     7/21/99           J*             60,000     A   ---       34,708        D
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Common Stock par value $.01/share     7/21/99           J*             60,000     D    ---      34,708        I
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Common Stock par value $.01/share     7/21/99           J*             60,000     A  ---        34,708        D
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Common Stock par value $.01/share     7/21/99           J*             60,000     D    ---      34,708        I
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Common Stock par value $.01/share     7/21/99           J*             60,000     A    ---      34,708        D
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Common Stock par value $.01/share     7/21/99           J*             60,000     D     ---     34,708        I
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Common Stock par value $.01/share     8/04/99           J*             10,000     A    ---      34,708        D
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Common Stock par value $.01/share     8/04/99           J*             10,000     D    ---      34,708        I
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Common Stock par value $.01/share     8/04/99           J*             60,000     A     ---     34,708        D
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Common Stock par value $.01/share     8/04/99           J*             60,000     D    ---      34,708        I
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Common Stock par value $.01/share     8/04/99           J*             60,000     A     ---     34,708        D
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Common Stock par value $.01/share     8/04/99           J*             60,000     D     ---     34,708        I
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Common Stock par value $.01/share     8/13/99           J*             10,864     A     ---      34,708       D
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Common Stock par value $.01/share     8/13/99           J*             10,864     D      ---     34,708       I
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Common Stock par value $.01/share     8/13/99           J**             18,708     D     ---      34,708       D
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Common Stock par value $.01/share     8/13/99           J**             18,708     A     ---      34,708       I
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Common Stock par value $.01/share     8/23/99           J*             9,511      D      ---     34,708       I
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Common Stock par value $.01/share     8/23/99           J*             9,511      A      ---      34,708      D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


Option              $5.50    10/06/99   C            D     6/23/94 6/23/2004  Common Stock  43,000         ----      D
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
Explanation of Responses:(*) Return of hypothecated stock.(**)Hypothecation of stock




/s/ Randolph W. Lenz
By: /s/Stacie K. Daley, Esq.
Attorney-in-Fact
Pursuant to Power of Attorney,
dated June 23, 1999
(attached as Exhibit A to Mr.
Lenz's Schedule 13D/A No.25 for
Terex Corporation, dated June 23, 1999
and incorporated herein by reference)                      January 20,2000
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.